Exhibit 10.1
SECOND AMENDMENT
TO THE
SILGAN HOLDINGS INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

WHEREAS, Silgan Holdings Inc., a Delaware corporation (the “Corporation”), maintains the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Corporation considers it in the best interests of the Corporation to further amend the Plan as set forth below.

NOW, THEREFORE, pursuant to Section 27(b) of the Plan, the Plan is hereby amended, effective as of April 1, 2021, as follows:

1. By substituting the following Section for Section 15 of the Plan:

SECTION 15. DIRECTOR AWARDS.

(a) Annual Grant. On the first business day following the day of each annual meeting of the stockholders of the Company, each Outside Director shall be granted an Award of Restricted Shares or Restricted Stock Units, in the discretion of the Board of Directors, which Award shall have an aggregate Fair Market Value of $125,000 as of the date of grant, provided that no fractional Share or fractional Stock Unit shall be issued. In addition, for an Outside Director who is elected to the Board of Directors subsequent to an annual meeting of stockholders of the Company in a particular year, such Outside Director shall also be granted, on the first business day after the next annual meeting of stockholders of the Company, a prorated amount of the Award of Restricted Shares or Restricted Stock Units, as the case may be, that were granted to Outside Directors following the annual meeting of stockholders of the Company in such particular year (based on the number of days that such Outside Director served as a Director of the Company during the period from the last annual meeting of stockholders of the Company to and including the next annual meeting of stockholders of the Company). If an Outside Director would otherwise acquire the right to receive fractional Shares or fractional Stock Units pursuant to the preceding sentence, such right shall be disregarded and the Award shall be rounded down to the nearest number of whole Shares or whole Stock Units, as applicable. Notwithstanding anything to the contrary herein, the Board of Directors shall determine the terms of any Award to an Outside Director, which terms shall be set forth in an Award Agreement between the recipient and the Company. The terms of any Award of Restricted Shares shall conform to the provisions of Section 6, and the terms of any Award of Restricted Stock Units shall conform to the provisions of Section 11, in each case except to the extent specifically modified by this Section 15.

(b) Vesting. Each Award of Restricted Shares or Restricted Stock Units to an Outside Director shall become fully vested, in the sole discretion of the Board of Directors, over a period no shorter than the approximately twelve (12) month period beginning on the first business day following each annual meeting of stockholders of the Company and ending on the date of the next annual meeting of stockholders of the Company, as specified in the Award Agreement; provided that, a prorated Award (granted as provided in Section 15(a) above) to an Outside Director who is elected to the Board of Directors subsequent

Exhibit 10.1
to an annual meeting of stockholders of the Company shall become fully vested on the date of the next annual meeting of stockholders of the Company. Vesting shall occur, at once or in installments, upon satisfaction of the conditions set forth in the Award Agreement. If the conditions on vesting have not been satisfied as of the termination of the Outside Director’s Service, the unvested Awards shall be forfeited.”

Except as amended hereby, the Plan shall remain in full force and effect.

Effective April 1, 2021